EXHIBIT 99.1

OXiGENE Presents Preclinical Data Demonstrating Significant Antitumor Activity of ZYBRESTAT(R) in Pancreatic Neuroendocrine Tumor Model

SOUTH SAN FRANCISCO, Calif., Oct. 21, 2013 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, announced the presentation of data from a preclinical study of ZYBRESTAT® (fosbretabulin tromethamine/combretastatin A-4 phosphate or CA4P) demonstrating statistically significant differences between the treatment arm and the control arm in a model of pancreatic neuroendocrine tumors (PNETs). The data were presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, Boston, MA, in a poster session on October 20, 2013.

The poster, titled "Combretastatin A-4 Phosphate (CA4P) is effective for the treatment of functional pancreatic neuroendocrine tumors (PNETs) in a transgenic mouse model," was presented by ZiQiang Yuan, MD, Research Assistant Professor, Department of Surgery, Albert Einstein College of Medicine. Steven K. Libutti, MD, FACS, Professor of Surgery and Genetics, Albert Einstein College of Medicine, and Montefiore Medical Center, is the senior author.

This preclinical study was designed to evaluate the efficacy of systemic administration of ZYBRESTAT or CA4P for the treatment of functional insulinomas in a transgenic mouse model of PNETs. PNETs are highly vascularized tumors which originate in the pancreas. Functional PNETs make hormones that can cause a cascade of disease symptoms, resulting in significant morbidity for the patient. An insulinoma is a PNET that causes the over-secretion of the hormone insulin.

The treatment group received ZYBRESTAT three times per week for four weeks, and the control group received a placebo. After four weeks, tumor size, serum insulin levels and other efficacy parameters, including apoptosis (cell death), cell proliferation and effects on tumor vasculature, were assessed. Key results were as follows.

  Treatment with ZYBRESTAT resulted in a significant and sustained decrease in circulating insulin, with maximum effect seen by day 17 (p < 0.0001).
  The reduction in insulin was accompanied by a significantly reduced tumor size in the treated group compared to the placebo group (p=0.0128).
  Treatment with ZYBRESTAT was shown to disrupt tumor vasculature, induce apoptosis (cell death) and inhibit tumor cell proliferation.
  ZYBRESTAT was shown to be well tolerated, with no obvious toxicity.

"The results of this preclinical study are very encouraging, showing a high degree of efficacy at well-tolerated doses. This study identifies vascular disruption induced by CA4P as a key mechanism in reducing both circulating hormone levels and tumor size," said Dai Chaplin, PhD, former Chief Scientific Officer of OXiGENE and currently a scientific advisor and member of the Company's Board of Directors. "Patients with refractory PNETs have few therapeutic options today, and ZYBRESTAT could represent an important treatment option."

"ZYBRESTAT has demonstrated potent antitumor activity in a range of cancers, and we believe that these preclinical data in PNETs underscore its promise as an effective anti-vascular approach that has the potential to be used as monotherapy or in combination with other treatment modalities," said Peter Langecker, MD, PhD, OXiGENE President and Chief Executive Officer. "Focusing on rare tumors is a key corporate strategy for OXiGENE, and we hope to undertake clinical trials in PNETs in the future, either independently or in collaboration with a development partner."

The poster will be made available on the OXiGENE website as follows: www.oxigene.com under Downloads.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. The Company's lead clinical product, ZYBRESTAT, is in development as a potential treatment for ovarian cancer and anaplastic thyroid cancer (ATC). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

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